Sound Financial Bancorp, Inc. Q1 2024 Results
Seattle, WA, April 29, 2024 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $770 thousand for the quarter ended March 31, 2024, or $0.30 diluted earnings per share, as compared to net income of $1.2 million, or $0.47 diluted earnings per share, for the quarter ended December 31, 2023, and $2.2 million, or $0.83 diluted earnings per share, for the quarter ended March 31, 2023. The Company also announced today that its Board of Directors declared a cash dividend on Company common stock of $0.19 per share, payable on May 22, 2024 to stockholders of record as of the close of business on May 8, 2024.

Comments from the President and Chief Executive Officer
“In the first quarter of 2024, we observed a notable stabilization in our net interest margin compression. We experienced a smaller increase in the cost of funding compared to the trends observed throughout 2023. Furthermore, the yield on our interest-earning assets continued to improve. However, with net interest margin compression persisting and reduced residential lending continuing, we will remain vigilant in managing our operating expenses,” remarked Laurie Stewart, President and Chief Executive Officer. "Despite ongoing wage pressures and contractual increases in areas such as data processing and services, the first quarter of 2024 exhibited only a marginal increase in operating expense compared to the same quarter in 2023. This underscores our commitment to rightsizing staffing for current growth and to leveraging efficiencies from strategic technology initiatives implemented over the past several years," continued Ms. Stewart.

"Additionally, while we experienced an increase in nonperforming assets, we do not believe this is indicative of greater market trends. Rather, the increase mainly reflected specific borrower situations for a few real estate collateralized properties that are well-secured and being managed by our credit team," concluded Ms. Stewart.

Q1 2024 Financial Performance
Total assets increased $91.5 million or 9.2% to $1.09 billion at March 31, 2024, from $995.2 million at December 31, 2023, and increased $82.3 million or 8.2% from $1.00 billion at March 31, 2023.
Net interest income decreased $107 thousand or 1.4% to $7.5 million for the quarter ended March 31, 2024, from $7.6 million for the quarter ended December 31, 2023, and decreased $1.9 million or 20.4% from $9.4 million for the quarter ended March 31, 2023.

Net interest margin ("NIM"), annualized, was 2.95% for the quarter ended March 31, 2024, compared to 3.04% for the quarter ended December 31, 2023 and 4.01% for the quarter ended March 31, 2023.
Loans held-for-portfolio increased $3.4 million or 0.4% to $897.9 million at March 31, 2024, compared to $894.5 million at December 31, 2023, and increased $27.3 million or 3.1% from $870.5 million at March 31, 2023.

A $33 thousand and $27 thousand release of provision for credit losses was recorded for the quarters ended March 31, 2024 and December 31, 2023, respectively, compared to a $10 thousand provision for credit losses for the quarter ended March 31, 2023. At March 31, 2024, the allowance for credit losses on loans to total loans outstanding was 0.96%.

Total deposits increased $90.3 million or 10.9% to $916.9 million at March 31, 2024, from $826.5 million at December 31, 2023, and increased $75.2 million or 8.9% from $841.6 million at March 31, 2023. Noninterest-bearing deposits increased $1.9 million or 1.5% to $128.7 million at March 31, 2024 compared to $126.7 million at December 31, 2023, and decreased $44.4 million or 25.7% compared to $173.1 million at March 31, 2023.

Total noninterest income was flat at $1.1 million for both the quarter ended March 31, 2024 and the quarter ended December 31, 2023, compared to $969 thousand for the quarter ended March 31, 2023.
The loans-to-deposits ratio was 98% at March 31, 2024, compared to 108% at December 31, 2023 and 104% at March 31, 2023.

Total noninterest expense increased $350 thousand or 4.8% to $7.7 million for the quarter ended March 31, 2024, compared to $7.3 million for quarter ended December 31, 2023, and increased $41 thousand or 0.5% from $7.6 million for the quarter ended March 31, 2023.

Total nonperforming loans increased $5.5 million or 154.6% to $9.1 million at March 31, 2024, from $3.6 million at December 31, 2023, and increased $7.8 million or 600.2% from $1.3 million at March 31, 2023. Nonperforming loans to total loans were 1.01% and the allowance for credit losses on loans to total nonperforming loans was 94.97% at March 31, 2024.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at March 31, 2024.

Operating Results

Net interest income decreased $107 thousand, or 1.4%, to $7.5 million for the quarter ended March 31, 2024, compared to $7.6 million for the quarter ended December 31, 2023, and decreased $1.9 million, or 20.4%, from $9.4 million for the quarter ended March 31, 2023. The decrease in the current quarter compared to both of the prior periods was primarily the result of increases in funding costs, primarily the rates paid on and balances of money market and certificate accounts, partially offset by an increase in the average balance of and yield earned on interest-earning assets.
Interest income increased $423 thousand, or 3.2%, to $13.8 million for the quarter ended March 31, 2024, compared to $13.3 million for the quarter ended December 31, 2023, and increased $1.6 million, or 13.0%, from $12.2 million for the quarter ended March 31, 2023. The increase from the prior quarter was primarily due to higher average balances of loans and interest-bearing cash, coupled with a nine basis point and three basis point increase in the average yield on loans and interest-bearing cash, respectively, reflecting increases in rates on newly originated loans and strategic management of our cash balances to maximize the highest yielding accounts. This increase was partially offset by a decline in the average balance of and yield on investments. The increase in interest income from the same quarter last year was due primarily to higher average balances of loans and interest-bearing cash, a 17 basis point increase in the average yield on loans, a 109 basis point increase in the average yield on interest-bearing cash, and a two basis point increase in the average yield on investments, partially offset by a decline in the average balance of investments.
Interest income on loans increased $200 thousand, or 1.7%, to $12.2 million for the quarter ended March 31, 2024, compared to $12.0 million for the quarter ended December 31, 2023, and increased $852 thousand, or 7.5%, from $11.4 million for the quarter ended March 31, 2023. The average balance of total loans was $895.4 million for the quarter ended March 31, 2024, up from $884.7 million for the quarter ended December 31, 2023 and $867.7 million for the quarter ended March 31, 2023. The average yield on total loans was 5.49% for the quarter ended March 31, 2024, up from 5.40% for the quarter ended December 31, 2023 and 5.32% for the quarter ended March 31, 2023. The increase in the average loan yield during the current quarter compared to both the prior quarter and the first quarter of 2023 was primarily due to the origination of loans at higher interest rates. Additionally, variable rate loans resetting at higher rates impacted the increase in average loan yield from one year ago. The increase in the average balance during the current quarter compared to the prior quarter was primarily due to growth in commercial and multifamily loans and consumer loans, with the growth in consumer loans coming primarily from floating homes loans. The increase in the average loan yield during the current quarter compared to the first quarter of 2023 was primarily due to variable rate loans adjusting to higher market interest rates and new loan originations at higher interest rates. The increase in the average balance of loans during the current quarter compared to the first quarter of 2023 was primarily due to loan growth across all categories, excluding commercial business loans.
Interest income on investments decreased $18 thousand to $111 thousand for the quarter ended March 31, 2024, compared to $129 thousand for the quarter ended December 31, 2023, and decreased $11 thousand from $122 thousand for the quarter ended March 31, 2023, primarily due to lower average balances. The average yield on investments decreased from the prior quarter due to an annual rider charge on our annuity investments that occurs during the first quarter of each year. Interest income on interest-bearing cash increased $241 thousand to $1.4 million for the quarter ended March 31, 2024, compared to $1.2 million for the quarter ended December 31, 2023, and increased $745 thousand from $671 thousand for the quarter ended March 31, 2023, due to a higher average yield on and higher average balances of interest-bearing cash.
Interest expense increased $530 thousand, or 9.2%, to $6.3 million for the quarter ended March 31, 2024, from $5.8 million for the quarter ended December 31, 2023, and increased $3.5 million, or 124.8%, from $2.8 million for the quarter ended March 31, 2023. The increase in interest expense during the current quarter from the prior quarter was primarily the result of $25.9 million and $15.5 million increases in the average balance of savings and money market accounts and certificate accounts, respectively, as well as higher average rates paid on all categories of interest-bearing deposits (other than demand and NOW accounts), partially offset by a $10.1 million decrease in the average balance of demand and NOW accounts. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $68.9 million increase in the average balance of certificate accounts and an $120.2 million increase in the average balance of savings and money market accounts, as well as higher average rates paid on all interest-bearing liabilities (excluding subordinated notes), partially offset by a $81.3 million decrease in the average balance of demand and NOW accounts and a $4.9 million decrease in the average balance of FHLB advances. The average cost of deposits was 2.57% for the quarter ended March 31, 2024, up from 2.38% for the quarter ended December 31, 2023 and 1.05% for the quarter ended March 31, 2023. The average cost of FHLB advances was 4.31% for the quarter ended March 31, 2024, up from 4.26% for the quarter ended December 31, 2023, and down from 4.51% for the quarter ended March 31, 2023.

NIM (annualized) was 2.95% for the quarter ended March 31, 2024, down from 3.04% for the quarter ended December 31, 2023 and 4.01% for the quarter ended March 31, 2023. The decrease in NIM from the prior quarter was primarily due to the cost of funding increasing at a faster pace than the yield earned on interest-earning assets, driven by the higher average balance of money market and certificate accounts at higher interest rates.
A release of provision for credit losses of $33 thousand was recorded for the quarter ended March 31, 2024, consisting of a release of provision for credit losses on loans of $106 thousand and a provision for credit losses on unfunded loan commitments of $73 thousand. This compared to a release of provision for credit losses of $27 thousand for the quarter ended December 31, 2023, consisting of a provision for credit losses on loans of $337 thousand and a release of the provision for credit losses on unfunded loan commitments of $364 thousand, and a provision for credit losses of $10 thousand for the quarter ended March 31, 2023, consisting of a provision for loan losses of $245 thousand and a release of the provision for credit losses on unfunded loan commitments of $235 thousand. The decrease in the provision for credit losses for the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023 resulted primarily from lower reserves on our other consumer loan portfolio and residential loan portfolios due to qualitative adjustments for changes in concentration and market conditions, partially offset by the increase in the allowance for credit losses on loans due to portfolio growth, and an increase in nonaccrual loans and the weighted average life of the portfolio. In addition, expected loss estimates consider various factors including market conditions, customer specific information, projected delinquencies, and the impact of economic conditions on borrowers' ability to repay.
Noninterest income increased $30 thousand, or 2.8%, to $1.1 million for the quarter ended March 31, 2024, compared to $1.1 million for the quarter ended December 31, 2023, and increased $127 thousand, or 13.1% from $1.0 million for the quarter ended March 31, 2023. The increase from the prior quarter was primarily related to a $36 thousand increase in service charges and fee income, a $31 thousand upward adjustment in fair value adjustment on mortgage servicing rights due to higher market interest rates, and a $14 thousand increase in net gain on sale of loans as a result of a higher percentage gain in the first quarter of 2024. These increases were partially offset by a $45 thousand decrease in earnings on BOLI policies due to a higher change in market values in the fourth quarter of 2023 as compared to the first quarter of 2024 and a $6 thousand decrease in servicing income due to a smaller servicing portfolio. The increase in noninterest income from the comparable period in 2023 was primarily due to a $31 thousand increase in service charges and fee income, a $26 thousand increase in the cash surrender value of BOLI due to higher market rates, a $75 thousand improvement in the fair value adjustment on mortgage servicing rights due to higher market rates and a $12 thousand increase in net gain on sale of loans as a result of increased sales volume, partially offset by a decrease in mortgage servicing income as a result of the portfolio paying down at a faster speed than we are replacing the loans. Loans sold during the quarter ended March 31, 2024, totaled $4.2 million, compared to $4.5 million and $3.9 million of loans sold during the quarters ended December 31, 2023 and March 31, 2023, respectively.

Noninterest expense increased $350 thousand, or 4.8%, to $7.7 million for the quarter ended March 31, 2024, compared to $7.3 million for the quarter ended December 31, 2023, and increased $41 thousand, or 0.5%, from $7.6 million for the quarter ended March 31, 2023. The increase from the quarter ended December 31, 2023 was primarily a result of higher salaries and benefits, partially offset by lower data processing and operations expenses. Salaries and employee benefits increased $741 thousand during the quarter ended March 31, 2024 compared to the prior quarter due to higher wages as a result of annual wage increases, a higher incentive compensation accrual, higher commissions expense, lower deferred salaries and higher payroll taxes associated with the aforementioned increases, as well as increases in medical expense and employee stock ownership plan (“ESOP”) expenses. The increase in the ESOP expense primarily related to the ability to purchase shares for the ESOP in the prior year at a lower price than budgeted resulting in minimal ESOP expense during the fourth quarter of 2023. Operations expense decreased $80 thousand primarily due to decreases in various expenses, including charitable contributions, loan origination costs and marketing partially due to timing of transactions and the level of transactional activity. Additionally, losses related to repurchased loans and operational activities decreased. The decrease in data processing expenses primarily related to the reimbursement of data processing expenses by one of our vendors related to the implementation of new software in the first quarter of 2024 and higher expenses in the fourth quarter of 2023 related to annual true up of costs related to our core processor. The increase in noninterest expense compared to the quarter ended March 31, 2023 was primarily due to an increase in salaries and benefits of $58 thousand, reflecting an increase in incentive compensation as a result of deposit and loan production, and higher medical expense, partially offset by lower salaries due to the restructuring of positions at the Bank, lower deferred compensation, lower stock compensation and higher deferred salaries. Data processing expenses increased due to software-related costs for new technology being implemented at the Bank and higher processing charges related to a higher volume of transactional activity and a $36 thousand increase in regulatory assessments due to the change in the assessment rate. These increases were partially offset by decrease in net (gain) loss on OREO and repossessed assets as a result of the write off of one OREO property in the first quarter of 2023.

Balance Sheet Review, Capital Management and Credit Quality

Assets at March 31, 2024 totaled $1.09 billion, up from $995.2 million at December 31, 2023 and up from $1.00 billion at March 31, 2023. The increase in total assets from December 31, 2023 was primarily due to an increase in cash and cash equivalents, and to a lesser extent, an increase in loans held-for-portfolio. The increase from one year ago was primarily a result of an increase in cash and cash equivalents and in loans held-for-portfolio.
Cash and cash equivalents increased $88.3 million, or 177.7%, to $138.0 million at March 31, 2024, compared to $49.7 million at December 31, 2023, and increased $56.4 million, or 69.1%, from $81.6 million at March 31, 2023. The increase from December 31, 2023 was primarily due to the strategic decision to sell reciprocal deposits at the end of 2023, which reduced our cash balances. These reciprocal deposits returned to our balance sheet in the first quarter of 2024, which included deposits that had been generated during the fourth quarter of 2023 and subsequently sold. The increase from one year ago was primarily due to the increase in deposits exceeding increases in our loans held-for-portfolio.
Investment securities decreased $181 thousand, or 1.7%, to $10.3 million at March 31, 2024, compared to $10.5 million at December 31, 2023, and decreased $519 thousand, or 4.8%, from $10.8 million at March 31, 2023. Held-to-maturity securities totaled $2.2 million at March 31, 2024, December 31, 2023, and March 31, 2023. Available-for-sale securities totaled $8.1 million at March 31, 2024, compared to $8.3 million at December 31, 2023 and $8.6 million at March 31, 2023. The decrease in available-for-sale securities from the prior quarter-end was primarily due to higher net unrealized losses resulting from an increase in municipal bond yields during the current quarter, offset by regularly scheduled payments. The decrease from one year ago was primarily due to regularly scheduled payments, partially offset by lower net unrealized losses resulting from an increase in market values during the past 12 months.
Loans held-for-portfolio increased to $897.9 million at March 31, 2024, from $894.5 million at December 31, 2023 and $870.5 million at March 31, 2023. The increase in loans held-for-portfolio at March 31, 2024, compared to December 31, 2023, primarily resulted from increases in commercial and multifamily loans and floating homes loans, partially offset by decreases in construction and land loans and commercial business loans. The increase in commercial and multifamily loans from December 31, 2023 primarily resulted from conversion of construction projects to permanent financing. The increases in floating homes loans from December 31, 2023 was primarily due to new originations. The increase in loans held-for-portfolio at March 31, 2024, compared to one year ago, primarily resulted from continued strong loan demand and slower prepayments, with increases across all loan categories; excluding construction and land loans and commercial business loans.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans; (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, increased $5.6 million, or 135.9%, to $9.7 million at March 31, 2024, from $4.1 million at December 31, 2023 and increased $7.9 million, or 421.9%, from $1.9 million at March 31, 2023. The increase in NPAs from December 31, 2023 was primarily due to the addition of $8.0 million to nonaccrual status, which included a $3.7 million matured commercial real estate loan in process of securing financing from another lender, $3.2 million for two floating homes loans to a single borrower, and a $1.0 million commercial real estate loan, all of which are well secured, and one manufactured home loan of $115 thousand that was repossessed in the first quarter of 2024. These increases in NPAs were partially offset by the payoff of one large commercial business loan totaling $2.1 million, the return of three loans to accrual status, and normal payment amortization. The increase from one year ago was primarily due to the large additions noted above and one manufactured home loan of $115 thousand that was repossessed in the first quarter of 2024. These increases in NPAs were partially offset by payoffs of $343 thousand, the return of five loans to accrual status, charge-offs of $48 thousand, and normal amortization.
NPAs to total assets were 0.90%, 0.42% and 0.19% at March 31, 2024, December 31, 2023 and March 31, 2023, respectively. The allowance for credit losses on loans to total loans outstanding was 0.96%, 0.98% and 0.98% at March 31, 2024, December 31, 2023 and March 31, 2023, respectively. Net loan charge-offs for the first quarter of 2024 totaled $56 thousand, compared to $15 thousand for the fourth quarter of 2023, and $72 thousand for the first quarter of 2023.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Nonperforming Loans:
One-to-four family	$835	$1,108	$1,137	$914	$697
Home equity loans	83	84	86	88	138
Commercial and multifamily	4,747	—	306	323	—
Construction and land	29	—	78	25	322
Manufactured homes	166	228	151	156	134
Floating homes	3,192	—	—	—	—
Commercial business	—	2,135	—	—	—
Other consumer	1	1	4	5	1
Total nonperforming loans	9,053	3,556	1,762	1,511	1,292
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	—	—
Commercial and multifamily(1)	575	575	575	575	575
Manufactured homes	115	—	—	—	—
Total OREO and repossessed assets	690	575	575	575	575
Total NPAs	$9,743	$4,131	$2,337	$2,086	$1,867

Percentage of Nonperforming Loans:
One-to-four family	8.5%	26.9%	48.7%	43.8%	37.3%
Home equity loans	0.9	2.0	3.7	4.2	7.4
Commercial and multifamily	48.7	—	13.1	15.5	—
Construction and land	0.3	—	3.3	1.2	17.3
Manufactured homes	1.7	5.5	6.5	7.5	7.2
Floating homes	32.8	—	—	—	—
Commercial business	—	51.7	—	—	—
Other consumer	—	—	0.2	0.2	—
Total nonperforming loans	92.9	86.1	75.4	72.4	69.2
Percentage of OREO and Other Repossessed Assets:
Commercial and multifamily	5.9	13.9	24.6	27.6	30.8
Manufactured homes	1.2	—	—	—	—
Total OREO and repossessed assets	7.1	13.9	24.6	27.6	30.8
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%
(1)This balance represents one commercial property. Subsequent to March 31, 2024, this property was sold for a small net gain on sale.

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,760	$8,438	$8,217	$8,532	$7,599
Adoption of ASU 2016-13(1)	—	—	—	—	760
Provision for (release of) credit losses during the period	(106)	337	224	(242)	245
Net charge-offs during the period	(56)	(15)	(3)	(73)	(72)
Balance at end of period	$8,598	$8,760	$8,438	$8,217	$8,532
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$193	$557	$706	$795	$335
Adoption of ASU 2016-13(1)	—	—	—	—	695
Provision for (reversal of) credit losses	73	(364)	(149)	(89)	(235)
Balance at end of period	266	193	557	706	795
Allowance for Credit Losses	$8,864	$8,953	$8,995	$8,923	$9,327
Allowance for credit losses on loans to total loans	0.96%	0.98%	0.96%	0.96%	0.98%
Allowance for credit losses to total loans	0.99%	1.00%	1.03%	1.04%	1.07%
Allowance for credit losses on loans to total nonperforming loans	94.97%	246.34%	478.89%	543.81%	660.37%
Allowance for credit losses to total nonperforming loans	97.91%	251.77%	510.50%	590.68%	721.88%
(1)    Represents the impact of adopting ASU 2016-13, Financial Instruments — Credit Losses on January 1, 2023. Since that date, as a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses has been based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.

Deposits increased $90.3 million, or 10.9%, to $916.9 million at March 31, 2024, from $826.5 million at December 31, 2023 and increased $75.2 million, or 8.9%, from $841.6 million at March 31, 2023. The increase in deposits compared to the prior quarter-end was primarily a result of the movement of reciprocal deposits off balance sheet for strategic objectives at year-end, followed by the return of those deposits to our balance sheet in the first quarter of 2024. Additionally, the increase related to higher balances for existing depositors and an increase in certificate accounts, partially offset by lower public funds accounts and brokered money market deposits. The increase in deposits compared to one year ago was a result of an increase in certificate accounts and money market accounts, including $64.2 million of related party deposits, which were primarily used to fund organic loan growth, partially offset by decreases in noninterest-bearing and interest-bearing demand accounts and savings accounts as interest rate sensitive clients moved a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market and time deposits. Our noninterest-bearing deposits increased $1.9 million, or 1.5%, to $128.7 million at March 31, 2024, compared to $126.7 million at December 31, 2023 and decreased $44.4 million, or 25.7%, from $173.1 million at March 31, 2023. Noninterest-bearing deposits represented 14.0%, 15.3% and 20.6% of total deposits at March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
FHLB advances totaled $40.0 million at both March 31, 2024 and December 31, 2023, compared to $35.0 million at March 31, 2023. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. FHLB advances outstanding at March 31, 2024 had maturities ranging from late 2024 through early 2028. Subordinated notes, net totaled $11.7 million at each of March 31, 2024, December 31, 2023 and March 31, 2023.
Stockholders’ equity totaled $101.0 million at March 31, 2024, an increase of $338 thousand, or 0.3%, from $100.7 million at December 31, 2023, and an increase of $2.4 million, or 2.4%, from $98.6 million at March 31, 2023. The increase in stockholders’ equity from December 31, 2023 was primarily the result of $770 thousand of net income earned during the current quarter and a $62 thousand decrease in accumulated other comprehensive loss, net of tax, partially offset by the payment of $486 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a potential recession or slowed economic growth, as well as supply chain disruptions; changes in the interest rate environment, including the past increases in the Board of Governors of the Federal Reserve System (the Federal Reserve) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Interest income	$13,760	$13,337	$12,686	$12,412	$12,174
Interest expense	6,300	5,770	4,518	3,668	2,803
Net interest income	7,460	7,567	8,168	8,744	9,371
(Release of) provision for credit losses	(33)	(27)	75	(331)	10
Net interest income after (release of) provision for credit losses	7,493	7,594	8,093	9,075	9,361
Noninterest income:
Service charges and fee income	612	576	700	670	581
Earnings on bank-owned life insurance	177	222	88	718	151
Mortgage servicing income	282	288	295	297	299
Fair value adjustment on mortgage servicing rights	(65)	(96)	(78)	96	(140)
Net gain on sale of loans	90	76	76	110	78
Total noninterest income	1,096	1,066	1,081	1,891	969
Noninterest expense:
Salaries and benefits	4,543	3,802	4,148	4,700	4,485
Operations	1,457	1,537	1,625	1,491	1,441
Regulatory assessments	189	198	183	154	153
Occupancy	444	458	458	435	459
Data processing	1,017	1,311	1,296	788	993
Net (gain) loss on OREO and repossessed assets	6	—	—	(71)	84
Total noninterest expense	7,656	7,306	7,710	7,497	7,615
Income before provision for income taxes	933	1,354	1,464	3,469	2,715
Provision for income taxes	163	143	295	577	547
Net income	$770	$1,211	$1,169	$2,892	$2,168

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
ASSETS
Cash and cash equivalents	$137,977	$49,690	$101,890	$100,169	$81,580
Available-for-sale securities, at fair value	8,115	8,287	7,980	8,398	8,601
Held-to-maturity securities, at amortized cost	2,157	2,166	2,174	2,182	2,190
Loans held-for-sale	351	603	1,153	1,716	1,414
Loans held-for-portfolio	897,877	894,478	875,434	855,429	870,545
Allowance for credit losses - loans	(8,598)	(8,760)	(8,438)	(8,217)	(8,532)
Total loans held-for-portfolio, net	889,279	885,718	866,996	847,212	862,013
Accrued interest receivable	3,617	3,452	3,415	3,100	3,152
Bank-owned life insurance, net	22,037	21,860	21,638	21,550	21,465
Other real estate owned ("OREO") and other repossessed assets, net	690	575	575	575	575
Mortgage servicing rights, at fair value	4,612	4,632	4,681	4,726	4,587
Federal Home Loan Bank ("FHLB") stock, at cost	2,406	2,396	2,783	3,583	2,583
Premises and equipment, net	6,685	5,240	5,204	5,321	5,370
Right-of-use assets	4,259	4,496	4,732	4,966	5,200
Other assets	4,500	6,106	6,955	7,276	5,633
TOTAL ASSETS	$1,086,685	$995,221	$1,030,176	$1,010,774	$1,004,363
LIABILITIES
Interest-bearing deposits	$788,217	$699,813	$706,954	$663,765	$668,568
Noninterest-bearing deposits	128,666	126,726	153,921	158,488	173,079
Total deposits	916,883	826,539	860,875	822,253	841,647
Borrowings	40,000	40,000	40,000	60,000	35,000
Accrued interest payable	719	817	588	619	385
Lease liabilities	4,576	4,821	5,065	5,306	5,543
Other liabilities	9,578	9,563	9,794	10,243	9,398
Advance payments from borrowers for taxes and insurance	2,209	1,110	1,909	732	2,099
Subordinated notes, net	11,728	11,717	11,707	11,697	11,686
TOTAL LIABILITIES	985,693	894,567	929,938	910,850	905,758
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	26
Additional paid-in capital	28,110	27,990	28,112	28,070	28,251
Retained earnings	73,907	73,627	73,438	72,923	71,362
Accumulated other comprehensive loss, net of tax	(1,050)	(988)	(1,337)	(1,094)	(1,034)
TOTAL STOCKHOLDERS' EQUITY	100,992	100,654	100,238	99,924	98,605
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,086,685	$995,221	$1,030,176	$1,010,774	$1,004,363

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Annualized return on average assets	0.29%	0.46%	0.46%	1.17%	0.88%
Annualized return on average equity	3.06%	4.78%	4.60%	11.66%	8.88%
Annualized net interest margin(1)	2.95%	3.04%	3.38%	3.71%	4.01%
Annualized efficiency ratio(2)	89.48%	84.63%	83.36%	70.49%	73.65%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Basic earnings per share	$0.30	$0.47	$0.45	$1.12	$0.84
Diluted earnings per share	$0.30	$0.47	$0.45	$1.11	$0.83
Weighted-average basic shares outstanding	2,539,213	2,542,175	2,553,773	2,574,677	2,578,413
Weighted-average diluted shares outstanding	2,556,958	2,560,656	2,571,808	2,591,233	2,604,043
Common shares outstanding at period-end	2,558,546	2,549,427	2,568,054	2,573,223	2,601,443
Book value per share	$39.47	$39.48	$39.03	$38.83	$37.90

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$895,430	$12,233	5.49%	$884,677	$12,033	5.40%	$867,724	$11,381	5.32%
Interest-bearing cash	107,361	1,416	5.30%	88,401	1,175	5.27%	64,607	671	4.21%
Investments	14,038	111	3.18%	14,479	129	3.53%	15,637	122	3.16%
Total interest-earning assets	$1,016,829	$13,760	5.44%	$987,557	$13,337	5.36%	$947,968	$12,174	5.21%
Interest-Bearing Liabilities:
Savings and money market accounts	$284,455	$1,866	2.64%	$258,583	$1,586	2.43%	$164,270	$127	0.31%
Demand and NOW accounts	159,762	141	0.35%	169,816	149	0.35%	241,088	233	0.39%
Certificate accounts	315,495	3,696	4.71%	300,042	3,436	4.54%	246,578	1,776	2.92%
Subordinated notes	11,724	168	5.76%	11,714	168	5.69%	11,683	168	5.83%
Borrowings	40,000	429	4.31%	40,109	431	4.26%	44,911	499	4.51%
Total interest-bearing liabilities	$811,436	6,300	3.12%	$780,264	5,770	2.93%	$708,530	2,803	1.60%
Net interest income/spread		$7,460	2.32%		$7,567	2.42%		$9,371	3.60%
Net interest margin			2.95%			3.04%			4.01%

Ratio of interest-earning assets to interest-bearing liabilities	125%			127%			134%
Noninterest-bearing deposits	$132,438			$134,857			$172,805
Total deposits	892,150	$5,703	2.57%	863,298	$5,171	2.38%	824,741	$2,136	1.05%
Total funding (1)	943,874	6,300	2.68%	915,121	5,770	2.50%	881,335	2,803	1.29%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Real estate loans:
One-to-four family	$279,213	$279,448	$280,556	$273,720	$274,687
Home equity	24,380	23,073	21,313	19,760	19,631
Commercial and multifamily	324,483	315,280	304,252	301,828	307,558
Construction and land	111,726	126,758	118,619	117,382	125,983
Total real estate loans	739,802	744,559	724,740	712,690	727,859
Consumer Loans:
Manufactured homes	37,583	36,193	34,652	31,619	27,904
Floating homes	84,237	75,108	73,716	70,596	73,579
Other consumer	18,847	19,612	18,710	17,915	17,378
Total consumer loans	140,667	130,913	127,078	120,130	118,861
Commercial business loans	19,075	20,688	25,033	23,939	25,192
Total loans	899,544	896,160	876,851	856,759	871,912
Less:
Premiums	808	829	850	884	946
Deferred fees, net	(2,475)	(2,511)	(2,267)	(2,214)	(2,313)
Allowance for credit losses - loans	(8,598)	(8,760)	(8,438)	(8,217)	(8,532)
Total loans held-for-portfolio, net	$889,279	$885,718	$866,996	$847,212	$862,013

DEPOSITS
(Dollars in thousands, unaudited)

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Noninterest-bearing demand	$128,666	$126,726	$153,921	$158,488	$173,079
Interest-bearing demand	159,178	168,346	185,441	208,571	235,836
Savings	65,723	69,461	76,729	79,349	83,991
Money market(1)	241,976	154,044	143,558	87,360	77,624
Certificates	321,340	307,962	301,226	288,485	271,117
Total deposits	$916,883	$826,539	$860,875	$822,253	$841,647
(1)Includes $5.0 million of brokered deposits at December 31, 2023.

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total nonperforming loans	$9,053	$3,556	$1,762	$1,511	$1,293
OREO and other repossessed assets	690	575	575	575	575
Total nonperforming assets	$9,743	$4,131	$2,337	$2,086	$1,868
Net charge-offs during the quarter	$(56)	$(15)	$(3)	$(73)	$(72)
(Release of) provision for credit losses during the quarter	(33)	(27)	75	(331)	10
Allowance for credit losses - loans	8,598	8,760	8,438	8,217	8,532
Allowance for credit losses - loans to total loans	0.96%	0.98%	0.96%	0.96%	0.98%
Allowance for credit losses - loans to total nonperforming loans	94.97%	246.34%	478.89%	543.81%	659.86%
Nonperforming loans to total loans	1.01%	0.40%	0.20%	0.18%	0.15%
Nonperforming assets to total assets	0.90%	0.42%	0.23%	0.21%	0.19%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total loans to total deposits	98.11%	108.42%	101.86%	104.20%	103.60%
Noninterest-bearing deposits to total deposits	14.03%	15.33%	17.88%	19.27%	20.56%

Average total assets for the quarter	$1,062,036	$1,033,985	$1,005,223	$992,822	$996,516
Average total equity for the quarter	$101,292	$100,612	$100,927	$99,503	$99,028

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495